EXHIBIT 99.6

Petrol Oil and Gas, Inc.

Corporate Woods Building 51

9393 West 110th Street, Suite 500

Overland Park, Kansas 66210

For Immediate Release

Petrol Oil and Gas, Inc. Announces Retirement of Paul Branagan, President and Chief Executive Officer, and Resignation of Suzanne Herring, Director, and Moves to Enhance Corporate Governance

•	Board engages Stinson Morrison Hecker LLP as new legal counsel to represent the Company
•	Board of Directors establishes independent audit, compensation and nominating committees and adopts charters for each committee
•	Board appoints Loren Moll to act as interim president and chief executive officer and establishes executive committee

OVERLAND PARK, KANSAS -- May 7, 2007 -- Petrol Oil and Gas, Inc. (OTCBB: POIG) (the “Company”) today announced that Paul Branagan, the Company’s President and Chief Executive Officer, has retired as an officer and director, citing health reasons, and Suzanne Herring, a director, has resigned. Loren Moll, the current Chairman of the Board of the Company, was appointed by the Board to serve as interim President and Chief Executive Officer.

The Company also announced several actions that have been taken to enhance the Company’s corporate governance, including:

•	The establishment of an executive committee, consisting of directors Loren Moll and Robert Kite, to act on behalf of the Board when it is not in session;
•	The reconstitution of the audit committee to include directors Duane Fadness and Robert Kite and the adoption of a new audit committee charter;
•	The establishment of a compensation committee comprised of directors Duane Fadness and Robert Kite and the adoption of a compensation committee charter;
•	The reconstitution of the nominating committee to include directors Robert Kite and Loren Moll and the adoption of a new nominating committee charter;
•	The engagement of Stinson Morrison Hecker LLP as the Company’s legal counsel;

•	The adoption of corporate governance guidelines;, and
•	The adoption of a “whistleblower” policy administered by the Audit Committee.

The Company also announced that, while the Board has not yet set a date for the annual meeting of the Company’s shareholders, it intends to do so as soon as practical.

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an oil and gas exploration and development company currently involved in the development of natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG.OB".

Forward-Looking Statement

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company’s Forms 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information.

For Additional Information, Please Contact:

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at

info@rjfalkner.com